                                                                     EXHIBIT 2.5

                          SHARED FACILITIES AGREEMENT

    THIS  SHARED FACILITIES AGREEMENT (the "Agreement")  is made as of         ,
1996 ("Effective Date"), by and between IJI ACQUISITION CORP., an Illinois corporation the name of which is about to be changed to INTERNATIONAL JENSEN INCORPORATED ("Licensee"), and INTERNATIONAL JENSEN INCORPORATED, a Delaware corporation, the name of which is about to be changed to RECOTON AUDIO CORPORATION ("Licensor").

                              W I T N E S S E T H:

    WHEREAS, Licensor has agreed to sell to Licensee and Licensee has agreed to purchase from Licensor substantially all of the assets of Licensor's original equipment manufacturer's business (the "OEM Business") on the terms and conditions as set forth in the Amended and Restated Agreement for Purchase and Sale of Assets, dated as of January 3, 1996, by and between Licensee and Licensor (the "Purchase Agreement").

    WHEREAS, Licensor currently leases space at (i) 4136 North United Parkway, Schiller Park, Illinois (the "Schiller Park Facility") pursuant to the terms as outlined in the Schiller Park Facility Lease, a copy of which is attached hereto and incorporated herein as Schedule A(i) (the "Schiller Lease"); and (ii) the fourth (4th) floor in Building 25 of the Tri-State International Office Center, Lincolnshire, Illinois (the "Lincolnshire Facility"), pursuant to the terms as outlined in the Lincolnshire Facility Lease, a copy of which is attached hereto and incorporated herein as Schedule A(ii), the ("Lincolnshire Lease") (the Schiller Park Facility and the Lincolnshire Facility are collectively referred to as the "Shared Facilities").

    WHEREAS, Licensor desires to permit Licensee to utilize a portion of the space located at the Schiller Park Facility and a portion of the space located at the Lincolnshire Facility, and Licensee wishes to utilize a portion of the space located at the Schiller Park Facility and a portion of the space located at the Lincolnshire Facility, and in connection therewith Licensee and Licensor shall share certain costs and expenses attributable to the Shared Facilities, all in accordance with the terms and provisions of this Agreement.

    NOW,  THEREFORE, in consideration  of the above premises  and other good and
valuable  consideration,  the  receipt  and  sufficiency  of  which  is   hereby
acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                      DESCRIPTION OF THE LICENSED PREMISES

    1.1 SCHILLER PARK FACILITY. Subject to and in accordance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a non-transferable license (the "Schiller License") to use and occupy that portion of the Schiller Park Facility (the "Schiller Park Licensed Portion") for office use, engineering use and for no other purpose. "Licensee's Schiller Park Proportionate Share" shall be based on a fraction, the numerator of which is the total square footage of the office portion of the Schiller Park Facility utilized exclusively by Licensee and the denominator of which shall be the total square footage of the Schiller Park Facility utilized exclusively by Licensee plus the total square footage of the office portion of the Schiller Park Facility utilized exclusively by Licensor. In no event shall any part of the warehouse portion of the Schiller Park Facility be included within the Schiller Park Licensed Portion, and no expenses, of any nature or kind, attributable to the warehouse portion of the Schiller Park Facility shall be included as a portion of the License Fee (defined below) or the Operation Costs (defined below). As of the date of this Agreement, based upon the foregoing formula, the Licensee's Schiller Park Proportionate Share shall be fifty-eight percent (58%).

    1.2 LINCOLNSHIRE FACILITY. Subject to and in accordance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a non-transferable license (the "Lincolnshire License") to use and occupy that portion of the Lincolnshire

Facility described below (the "Lincolnshire Licensed Portion") for office use and for no other purpose. "Licensee's Lincolnshire Proportionate Share" shall be based on a fraction, the numerator of which is the square footage in the Lincolnshire Facility to be utilized exclusively by Licensee (which shall include, as of the date of this Agreement, the square footage occupied by the IJI accounting department cubicles, the MIS department cubicles, the travel desk cubicles plus twenty-five percent (25%) of the gross square footage of all offices and cubicles utilized by persons subject to that certain Management Services Agreement, of even date herewith, by and between Licensor and Licensee (the "MS Agreement")) and the denominator shall be the total square footage of the Lincolnshire Facility utilized exclusively by Licensee exclusively plus the total square footage of the Lincolnshire Facility utilized exclusively by Licensor. As of the date of this Agreement, based on the foregoing formula, the Licensee's Lincolnshire Proportionate Share shall be twenty-one and 7/10ths percent (21.7%). The Schiller Park Licensed Portion and the Lincolnshire Licensed Portion are sometimes referred to as the "Licensed Premises."

    1.3 ADJUSTMENT OF LICENSED PORTION. The Schiller Park Licensed Portion and the Lincolnshire Licensed Portion, and the corresponding Schiller Park Proportionate Share and Lincolnshire Proportionate Share, shall be adjusted from time in accordance with the formulae set forth in Sections 1.1 and 1.2 hereof.

    1.4 NOT A LEASE. This Agreement does not and shall not be deemed to constitute a lease or a conveyance of the Licensed Premises by Licensor to Licensee, or to confer upon Licensee any right, title, estate or interest in the Licensed Premises. This Agreement grants to Licensee only a personal privilege to use and occupy the Licensed Premises for the License Period on and subject to the terms and conditions set forth herein. Licensee shall not permit the whole or any portion of the Licensed Premises to be occupied by any person or entity other than Licensee, and its officers, directors and employees in the performance of their duties on behalf of Licensee and Licensee's invitees, in the ordinary course of business.

    1.5 LICENSOR'S DEPARTURE FROM LINCOLNSHIRE FACILITY. Licensor shall have no obligation under this Agreement to remain in occupancy at the Lincolnshire Facility. Licensor shall, however, give Licensee at least six month's prior notice of its intention to vacate space at Lincolnshire and, if Licensor no longer occupies the Lincolnshire Facility, Licensor shall offer Licensee suitable space at the Schiller Park Facility or such other facilities to which Licensor shall have moved the operation currently conducted at the Lincolnshire Facility.

                                   ARTICLE 2
                  SHARING OF RENT AND BUSINESS OPERATION COSTS

    2.1 LICENSE FEE. Licensee shall pay to Licensor, on a monthly basis within ten (10) days after Licensee's receipt of a written invoice from Licensor (but in no event prior to the date that Licensor is required to pay monthly rent pursuant to the Schiller Lease and the Lincolnshire Lease, as applicable) an amount equal to (x) Licensee's Schiller Park Proportionate Share of the monthly base rent, additional rent and all other charges payable by Licensor under the Schiller Lease (exclusive of any portion of such items attributable or apportioned or allocated to the warehouse portion of the Schiller Park Facility), and (y) Licensee's Lincolnshire Proportionate Share of the monthly base rent, additional rent and all other charges payable by Licensor under the Lincolnshire Lease.

    2.2 BUSINESS OPERATION COSTS. Licensee shall pay Licensor, on a monthly basis within ten (10) days after Licensee's receipt of a written invoice from Licensor, an amount equal to the sum of (x) Licensee's Schiller Park Proportionate Share of all Operation Costs (as hereinafter defined) attributable to the Schiller Park Facility, and (y) Licensee's Lincolnshire Proportionate Share of all Operation Costs attributable to the Lincolnshire Facility. For purposes of this Agreement, the term "Operation Costs" shall mean any and all costs and expenses incurred in operating and maintaining the Shared Facilities (exclusive of any and all amounts payable as or included within base rent or additional rent or otherwise charged to Licensee pursuant to Section 2.1 above) including without limitation utilities, property taxes, property and liability insurance to the extent payable by Licensor under the Schiller Lease or the Lincolnshire Lease, maintenance, repairs, telephone costs (including, without limitation, the telephone charges attributable to facsimile machines, but specifically excluding, with respect to the Lincolnshire Facility, the cost of the 800 telephone number and the cost of all international calls and with respect to the Schiller Park Facility the cost of all international calls), the cost of depreciation (based upon generally accepted accounting principles) of all furniture and fixtures owned by Licensor and located within the Shared Facilities (other than any furniture or equipment located within the warehouse portion of the Schiller Park Facility and other than MIS equipment located in the Lincolnshire Facility, which MIS equipment is owned by Licensee), coffee service costs, mail room supply costs, the salary and benefits payable to reception and mail room personnel employed by Licensor and servicing the Shared Facilities (other than the warehouse portion of the Schiller Park Facility) and costs of personnel providing building and similar services, such as receptionists, housekeepers, custodians and operators and similar support personnel. In no event shall licensee be responsible for any Operation Costs attributable to the warehouse portion of the Schiller Park Facility.

    2.3 SUBSEQUENT ADJUSTMENTS. Any subsequent adjustments to the monthly base rent, additional rent and all other charges pursuant to this Agreement shall be borne and/or enjoyed by Licensee in an amount equal to the Licensee's Schiller Park Proportionate Share and the Licensee's Lincolnshire Proportionate Share of such adjustment, as such shares may be adjusted from time to time. In addition, under no circumstances shall Licensee be liable to Licensor for any charges or costs related to Licensor's failure to pay, or late payments made by Licensor of any amounts due under the Schiller Lease or the Lincolnshire Lease.

    2.4 AUDIT. Licensee, upon reasonable prior written request to Licensor, may at its expense examine the books and records of the Licensor pertaining to Operation Costs, monthly base rent, additional rent and all other charges pursuant to this Agreement. Any such audit shall be conducted at the facility of Licensor where such records are maintained and shall be during normal business hours. Licensee shall maintain the results of any such audits in confidence except as otherwise required by law.

                                   ARTICLE 3
                                      TERM

    3.1 LICENSE PERIOD. The license period for each of the Licensed Premises under this Shared Facilities Agreement will commence on the Effective Date and will continue until such time as the lease term for such Shared Facility expires (the "License Period"), subject to earlier termination as set forth in Section
5.1 below.

                                   ARTICLE 4
                               CERTAIN COVENANTS

    4.1 BUSINESS INTERFERENCE. Neither party shall take any action which would violate the other's labor contracts, if any, affecting the building, or create any unreasonable building construction interruption, work stoppage, picketing, labor disruption or dispute, or take any action which is likely to interfere with the business of the other party at the Shared Facilities without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

    4.2  INDEMNIFICATION.

        (a) Licensee shall, irrespective of whether it shall have been negligent in connection therewith, indemnify, protect, defend and save harmless Licensor and Licensor's officers, directors, contractors, agents and employees from and against any and all liability (statutory or otherwise), claims, suits, demands, damages (other than consequential damages), judgments, costs, fines, penalties, interest and expenses (including reasonable counsel and other professional fees and disbursements incurred in any action or proceeding), to which Licensor and/or any such officer, director, contractor, agent or employee may be subject or suffer arising from, or in connection with (i) the use and occupancy of the Licensed Premises by Licensee, or from any work, installation or thing whatsoever done or omitted (other than by Licensor or its agents or employees other than MSPs acting on behalf of Licensee) in or about the Licensed Premises during the License Period, (ii) any default by Licensee in the performance of Licensee's obligations under this Agreement, or (iii) any act, omission, carelessness, negligence or misconduct of Licensee or of Licensee's agents, representatives, invitees, guests, and employees (including MSPs acting for or with the knowing approval of Licensee).

        (b) Licensor shall, irrespective of whether it shall have been negligent in connection therewith, indemnify, protect, defend and save harmless Licensee and Licensee's officers, directors, contractors, agents and employees from and against any and all liability (statutory or otherwise), claims, suits, demands, damages (other than consequential damages), judgments, costs, fines, penalties, interest and expenses (including reasonable counsel and other professional fees and disbursements incurred in any action or proceeding), to which Licensee and/or any such officer, director, contractor, agent or employee may be subject or suffer arising from, or in connection with (i) the use and occupancy of the Shared Facilities, or from any work, installation or thing whatsoever done or omitted (other than by Licensee or its agents or employees) in or about the Shared Facilities during the License Period, (ii) any default by Licensor in the performance of Licensor's obligations under this Agreement, or (iii) any act, omission, carelessness, negligence or misconduct of Licensor or Licensor's agents, representatives, invitees, guests and employees (other than MSPs acting for or with the knowing approval of Licensee).

    4.3 INSURANCE. During the License Period, Licensee shall, at its own cost and expense:

        (a) Provide and keep in force commercial general liability insurance against liability for death, personal injury and property damage in an amount that shall not be less than (i) FIVE MILLION DOLLARS ($5,000,000.00) in respect of injuries to any one person, (ii) FIVE MILLION DOLLARS ($5,000,000.00) in respect of injuries from any one occurrence, and (iii) TWO MILLION DOLLARS ($2,000,000.00) in respect of property damage from any one occurrence. Licensor shall be named as an additional insured and covered under the insurance contracts.

        (b) Provide and keep in force insurance providing against loss by fire, lightning, the perils of extended coverage and malicious mischief covering the assets of Licensee at the Shared Facilities and any other alterations, improvements, equipment, furnishings, fixtures, property and contents in the Licensed Premises (collectively, "Licensee's Property"), at full replacement value.

    Each of Licensee and Licensor shall cause each policy carried by such parties insuring, as to Licensee, the Licensed Premises and Licensee's Property and, as to Licensor, the Licensor's Premises and the Licensor's personal property, against loss, damage, or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Licensor or Licensee, as the case may be, in connection with any loss or damage covered by any such policy.

    All policies of insurance required to be obtained and maintained pursuant to
Section 4.3(a) shall name Licensor as an additional insured. All policies of insurance required hereunder shall be written and signed by solvent and responsible insurance companies reasonably satisfactory to Licensor. Unless otherwise provided herein, certificates of insurance for insurance coverages required hereunder shall be deposited with Licensor prior to occupancy of either of the Shared Facilities by Licensee. Not less than fifteen (15) days prior to the expiration dates of said insurance coverages, renewal certificates shall be deposited with Licensor. If Licensee fails to deposit with Licensor any certificate of insurance required hereunder, after thirty (30) days advance notice and prior to the provision of such certificate, Licensor may, at its option, obtain the insurance coverages in respect of which the required policy or certificate was not provided, at the expense of the Licensee, and the cost thereof shall be paid to the Licensor upon written demand.

    4.4 ALTERATION OF LICENSED PREMISES. Licensor shall have no obligation to alter, improve, decorate, or otherwise prepare the Licensed Premises for Licensee's use and occupancy. Licensee shall make no installations, changes, alterations, restorations, renovations, replacements, additions, improvements and betterments, whether structural or non-structural, without Licensor's prior written consent and then only by contractors or mechanics approved in writing by Licensor.

    4.5 USE OF LICENSED PREMISES. Licensee shall, at all times, use the Licensed Premises only in a manner which is in full compliance with all present and future laws, orders, rules and regulations of all state, federal, municipal and local governments, departments, commissions and boards asserting jurisdiction over Licensee, Licensor or the Shared Facilities, and any direction of any public officer pursuant to law.

    4.6 REPAIR OF LICENSED PREMISES. Licensee shall, throughout the License Period, take good care of the Licensed Premises and the fixtures and appurtenances therein. The parties acknowledge and agree that all repairs that may arise in the ordinary course of business shall be made by Licensor, and the cost thereof shall be included within the definition of Operation Costs. All damage or injury to the Licensed Premises or to any other part of the Shared Facilities or the buildings in which the Shared Facilities are located, or to their fixtures, equipment and appurtenances, whether requiring structural or non-structural repairs, but specifically excluding ordinary wear and tear, caused by or resulting from carelessness, omission, neglect or improper conduct of Licensee, or Licensee's agents, employees, contractors, representatives or guests, shall be repaired promptly by Licensee at its sole cost and expense, to the reasonable satisfaction of Licensor. All damage or injury to the Shared Facilities or the buildings in which the Shared Facilities are located, or to their fixtures, equipment and appurtenances, whether requiring structural or non-structural repairs, but specifically excluding ordinary wear and tear, caused by or resulting from carelessness, omission, neglect or improper conduct of Licensor, or Licensor's agents, employees, contractors, representatives or guests, shall be repaired promptly by Licensor at its sole cost and expense, to the reasonable satisfaction of the Licensee. Licensee shall also repair all damage to the Shared Facilities and the Licensed Premises and to the buildings in which the Shared Facilities are located caused by the installation of any improvements by or on behalf of Licensee or the moving of Licensee's Property. All of the aforesaid repairs shall be of quality or class equal to the original work or construction.

    4.7   COVENANTS OF LICENSOR.   Licensor covenants and agrees that throughout
the License Period, Licensor shall:

        (a) Pay all minimum rent, additional rent and other charges due and payable under the Schiller Park Lease and the Lincolnshire Lease and otherwise full comply with all terms and conditions of the Schiller Park Lease and the Lincolnshire Lease; and

        (b) Cause Licensee to be named an additional insured under all liability insurance policies covering the Shared Facilities.

                                   ARTICLE 5
                                  TERMINATION

    5.1  TERMINATION.

        (a) The license granted by this Agreement with respect to a Shared Facility shall terminate upon the earlier of the following events:

           (i) The expiration of the underlying lease term for each such Shared Facility;

           (ii) If all or a material portion of such Licensed Premises or such Shared Facility shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, or conveyance shall be made in lieu of appropriation or taking, or are destroyed by fire, in which case all items required to be paid by Licensee pursuant to Article 2 of this Agreement shall be prorated to the date of the taking;

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
          (iii) For any reason or no reason: (i) by Licensee, upon not less than six (6) month's prior written notice to Licensor; and (ii) after the first six (6) months of the Term, by Licensor, upon not less than six (6) month's prior written notice to Licensee, provided that in no event shall any such termination by Licensor be effective prior to the first anniversary of the date of full execution and delivery of this Agreement except as otherwise set forth in Section 1.5; or

        (b) If Licensee shall default in fulfilling any of its covenants or obligations hereunder and such default shall remain uncured for a period in excess of ten (10) days after written notice of such default with respect to monetary defaults and thirty (30) days after written notice of such default with respect to non-monetary defaults (provided that if Licensee commences any such cure of a non-monetary default within such thirty (30) day period and thereafter diligently pursues such cure to completion, such thirty (30) day cure period shall be automatically extended to such period as is reasonably necessary to cure such non-monetary default but in no event longer than 90 days), in addition to any other rights and remedies available to Licensor, Licensor may terminate the license for either or both Licensed Premises by the giving of written notice to Licensee, whereupon such license shall terminate on the date set forth in said notice, and Licensee shall vacate such Licensed Premise(s) on said date as if that date were the date of the expiration of the License Period as set forth herein.

    5.2 REMOVAL OF PURCHASED ASSETS. All of Licensee's Property, including the Purchased Assets as that term is defined in the Purchase Agreement, shall be removed by Licensee from a Shared Facility not later than thirty (30) days following the termination of the license for such facility, at the expense of Licensee.

                                   ARTICLE 6
                CONDEMNATION, DAMAGE OR DESTRUCTION OF PREMISES

    6.1 CONDEMNATION. In the event of any condemnation or taking of all or a portion of either of both of the Shared Facilities, Licensor shall, except as specifically set forth in this sentence, be entitled to receive the entire award in the condemnation proceeding, and Licensee hereby expressly assigns to Licensor any and all right, title and interest of Licensor now or hereafter arising in or to any award or any part thereof, and Licensee shall be entitled to receive no part of any award except to the extent that any award is related to the cost of Licensee moving out to the Licensed Premises. Licensor shall have no obligation to relocate Licensee or substitute new facilities for the Shared Facility.

    6.2 DAMAGE OR DESTRUCTION OF THE PREMISES. Except as otherwise set forth herein, Licensor shall have no obligation to relocate Licensee, restore any damaged premises, or substitute new premises for any damaged or destroyed portions of a Shared Facility in question.

                                   ARTICLE 7
                                 MISCELLANEOUS

    7.1 LANDLORD CONSENT. If either or both of the Schiller Lease or the Lincolnshire Lease require that Licensor obtain the consent of the landlord thereunder in connection with the performance of this Agreement, Licensor shall exercise commercially reasonable efforts to obtain such consent from the landlord in question at Licensee's sole cost and expense. Licensee shall exercise commercially reasonable efforts to cooperate with Licensor in obtaining all such consents. If Licensor shall not be able to obtain such consent, the License with respect to such Leased Premises shall be of no force or effect.

    7.2  NOTICE.   Any notice, request,  consent or communication  (collectively
"Notice") sent under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by

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
certified or registered mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied with receipt confirmed, addressed as follows:

    If to           International Jensen Incorporated/Recoton Audio Corporation
    Licensor:       25 Tri-State International Office Center
                    Suite 400
                    Lincolnshire, Illinois 60069
                    Attention: Mr. Marc T. Tanenberg
                    Telecopier: (847) 317-3855
                    Telephone: (847) 317-3700
                    AND
                    Recoton Corporation
                    2950 Lake Emma Road
                    Lake Mary, Florida 32746
                    Attention: Mr. Stuart Mont
                    Telecopier: (407) 333-8903
                    Telephone: (407) 333-8900

    with a copy     Stroock & Stroock & Lavan
    to:             Seven Hanover Square
                    New York, New York 10004
                    Attention: Theodore S. Lynn, Esq.
                    Telecopier: (212) 806-6006
                    Telephone: (212) 806-5400

    If to           IJI Acquisition Corp.
    Licensee:       25 Tri-State International Office Center
                    Suite 400
                    Lincolnshire, Illinois 60069
                    Attention: Mr. Robert G. Shaw
                    Telecopier: (847) 317-3774
                    Telephone: (847) 317-3777

    with a copy     Wildman, Harrold, Allen & Dixon
    to:             225 West Wacker Drive
                    Chicago, Illinois 60606-1229
                    Attention: Richard B. Thies, Esq.
                    Telecopier: (312) 201-2555
                    Telephone: (312) 201-2000

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

    7.3 WAIVER. The failure of either of the parties to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.

    7.4 APPLICABLE LAW. The laws of the State of Illinois shall govern all aspects of this Agreement, irrespective of the fact that one or more of the parties now is or may become a resident of a different

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state, or that one or more of the parties now or hereafter locates its principal office outside the State of Illinois. The parties shall submit all disputes which arise under this Agreement to state or federal courts located in the City of Chicago, Illinois for resolution. The parties acknowledge the aforesaid courts shall have exclusive jurisdiction over this Agreement and specifically waive any claims which they may have that involve jurisdiction or venue, including but not limited to forum non conveniens. Service of process for any claim which arises under this Agreement shall be valid if made in accordance with the notice provisions set forth in Section 7.2 of this Agreement. If service of process is made as aforesaid, the party served agrees that such service shall constitute valid service, and specifically waives any objections the party served may have under any state or federal law or rule concerning service of process. Service of process in accordance with this Section shall be in addition to and not to the exclusion of any other service of process method legally available.

    7.5 DESCRIPTIVE HEADINGS. All section headings, titles and subtitles are inserted in this Agreement for the convenience of reference only, and are to be ignored in any construction of this Agreement's provisions.

    7.6 SEVERABILITY. If a court of competent jurisdiction rules that any one or more of this Agreement's provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it had never contained such invalid, illegal or unenforceable provision.

    7.7   COUNTERPARTS.    This Agreement  may  be  executed in  any  number  of
counterparts and each of such counterparts for all purposes shall constitute an original.

    7.8 COMPLETE UNDERSTANDING. This Agreement constitutes the complete understanding among the parties with respect to the subject matter of this Agreement. No alteration or modification of any of this Agreement's provisions shall be valid unless made in writing and signed by all the parties to this Agreement.

    7.9   SURVIVAL.    Notwithstanding  anything herein  to  the  contrary,  the
provisions of Sections 2.4, 4.2, 4.6 and 5.2 shall survive termination of the licenses granted herein.

    7.10 NO AGENCY. Neither party shall be considered as, or hold itself out to be, an agent of the other party or act for or bind the other party in any dealing with a third party.

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
    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

                                          LICENSEE:

                                          IJI ACQUISITION CORP.,
                                           an Illinois corporation
                                          By: __________________________________
                                          Its: _________________________________

                                          LICENSOR:

                                          INTERNATIONAL JENSEN INCORPORATED,
                                           a Delaware corporation
                                          By: __________________________________
                                          Its: _________________________________

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